Exhibit 10.1

RULES OF THE UNITED KINGDOM SUB-PLAN OF THE
ALTRIA GROUP, INC. 2020 PERFORMANCE INCENTIVE PLAN, AS AMENDED

(Adopted by the Company’s Compensation and Talent Development Committee
on August 20, 2024)

Section 1. Purpose; Definitions.

This United Kingdom Sub-plan (“UK Sub-plan”) is introduced pursuant to Section 7(a) of the 2020 Performance Incentive Plan, as amended (“Plan”) of Altria Group, Inc. (“Company”) and shall apply to all grants of Restricted Stock Units, Performance Stock Units, and/or Incentive Awards under the Plan to residents of the United Kingdom who are employees of the Group Companies. The provisions of the Plan and United Kingdom Restricted Stock Unit Agreement (“RSU Agreement”) and/or United Kingdom Performance Stock Unit Agreement (“PSU Agreement”) shall apply to all grants made under this UK Sub-plan, except to the extent that they are varied or excluded by, or are inconsistent with, the provisions hereof. No grants of Awards under the Plan shall be made to residents of the United Kingdom who are employees of the Group Companies unless they are made in compliance with this UK Sub-plan.

Terms defined in the Plan and RSU Agreement and/or PSU Agreement shall have the same meaning when used in this UK Sub-plan, save as set out below, and the following terms shall have the following meanings:

a.“Control” has the meaning given to that term by section 995 of the United Kingdom Income Tax Act 2007;

b.“Eligible Employee” means any individual who is, at the relevant date, an employee (including an executive director) of any Group Company who is resident in the United Kingdom;

c.“Group Company” means the Company and any of its Subsidiaries; and

d.“Subsidiary” means any subsidiary of the Company within the meaning of section 1159 of the United Kingdom Companies Act 2006, over which the Company has Control.

References to any statutory provisions will, where the context so admits or requires, be construed as including references to the corresponding provisions of any earlier statute (whether repealed or not) directly or indirectly amended, consolidated, extended or replaced by those provisions (or re-enacted in those provisions) and of any subsequent statute in force at any relevant time directly or indirectly amending, consolidating, extending, replacing or re-enacting the same and will include any orders, regulations, instruments or other subordinate legislation made under the relevant statute.

Section 2.    Eligibility.

Under this UK Sub-plan, notwithstanding Section 3 of the Plan, only Eligible Employees shall be eligible for the grant of Awards and such employees shall only be eligible to receive Restricted Stock Units, Performance Stock Units, and/or Incentive Awards. An award of Restricted Stock Units or Performance Stock Units under this UK Sub-plan shall be granted by the execution of a RSU Agreement or PSU Agreement (as applicable) in the form approved by the Committee from time to time.

Section 3.    Minimum Vesting.

The words “disability, retirement” contained in Section 5(c) of the Plan shall be deemed to be deleted in respect of and for the purposes of Awards granted pursuant to this UK Sub-plan.

Section 4.    Relationship between this UK Sub-plan and the Participant’s Employment.

a.Awards granted under this UK Sub-plan shall not be subject to any profits or gains made as a result of such Awards being pensionable under any Group Company’s pension arrangements.
b.Participation in this UK Sub-plan does not:
i.confer upon any person any right to participate in this UK Sub-plan at any time in the future either at all or on any particular basis;
ii.confer upon any person any right to continue their employment with any Group Company;
iii.restrict the right of any Group Company to terminate the employment of any Participant without liability at any time with or without cause;
iv.impose upon any person any duty to exercise any power or discretion under this UK Sub-plan to the advantage of the Participant;
v.impose upon any Group Company or its representative agents and employees any liability whatsoever (whether in contract, tort, or otherwise howsoever) in connection with:
1.the loss of a Participant’s Award under this UK Sub-plan;
2.the loss of an individual’s eligibility to be granted Awards under this UK Sub-plan; and/or
3.the manner in which any power or discretion under this UK Sub-plan is exercised or the failure or refusal of any person to exercise any power or discretion under this UK Sub-plan; or
vi.entitle a Participant to any additional rights to compensation upon the termination of their employment which would not have existed had this UK Sub-plan not existed, and, accordingly, notwithstanding any provision to the contrary in the Participant’s contract of employment, the Participant shall waive any rights to compensation or damages in connection with the termination of their employment with a Group Company for any reason whatsoever insofar as these rights arise or may arise from the Participant ceasing to have rights under this UK Sub-plan including the right to exercise any Award, as a result of such termination or the loss or diminution in value of such rights and/or entitlements.

Section 5.    Data Protection.

In connection with Awards made under this UK Sub-plan, the Company may collect, process and use personal information about the Participant and may transfer any such personal information outside or within the country in which the Participant works or is employed, including to the United States of America. Any such information will be collected, processed and transferred in accordance with the privacy notice provided to the Participant and available from the Company’s legal department. The processing and transfer of personal information in order to implement, administer and manage the Plan and UK Sub-plan is justified by reasons other than consent, as set out and explained in further detail in the privacy notice.

Section 6.    Tax Liability.

For the avoidance of doubt, all references to any tax other than UK tax in this UK Sub-plan shall also include the tax which most nearly approximates it in the United Kingdom.